Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ambow Education Holding Ltd. on Amendment No. 5 to Form F-3 (File No. 333-264878) of our report dated May 2, 2022, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 appearing in the Annual Report on Form 20-F of Ambow Education Holding Ltd. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

(Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

November 10, 2022

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com